                                                                    EXHIBIT 10nn

                                     KOREA

                    LICENSE, TRADEMARK, AND SUPPLY AGREEMENT

     This Agreement, made this 10th day of September, 1996, is entered into by and between (l) LOJACK CORPORATION, ("LOJACK"), a Massachusetts corporation having its principal place of business at 333 Elm Street, Dedham, Massachusetts 02026 USA and LOJACK INTERNATIONAL CORPORATION, ("LIC"), a Delaware Corporation having its principal place of business at 333 Elm Street, Dedham, Massachusetts 02026 USA (collectively, "LICENSOR"); and S1 Corporation, a Korean Corporation having a place of business at 10th floor, East Wing Eun-soek Bldg., l-30, Yeonji-Dong, Chongro-Ku, Seoul, Korea, hereinafter referred to as ("LICENSEE").

                              W I T N E S S E T H
                              -------------------

     WHEREAS, LOJACK has developed and owns a system for the recovery of stolen vehicles; and

     WHEREAS, LOJACK has developed and owns Software and Software Programs relative to the system for the recovery of stolen vehicles; and

     WHEREAS, LOJACK has licensed to LIC its Software Programs, Trademarks and related documentation in order for LIC to develop and license its own system for the activation and recovery of stolen vehicles; and

     WHEREAS, LICENSOR has agreed to grant LICENSEE an exclusive license to use the Licensed Software Programs, associated documentation, and Trademarks; sell VLUs; and use Products in the Territory as hereunder defined and to provide certain services to LICENSEE including technical support, supply of Products, and training upon the terms and conditions of this Agreement; and

     WHEREAS, LICENSEE, recognizes the benefits to be derived from being identified with the license by LIC, and being entitled to utilize the System and Trademarks which LICENSOR makes available to its licensees, pursuant to agreement; and

     WHEREAS, LICENSEE desires to receive and LICENSOR is willing to grant an exclusive License for the Licensed Rights solely in the Territory subject to the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, receipt whereof is respectively acknowledged, the undersigned parties hereby agree as follows:

DEFINITIONS
-----------

Unless the context otherwise requires, the following terms, shall have the meanings set forth below:

CONFIDENTIAL INFORMATION
------------------------

     For purposes of this Agreement "Confidential Information" shall mean:

     (i) the design details and operating characteristics of the System, information relating to the installation of VLUs in motor vehicles, and all other aspects of the System designated as confidential or proprietary by LICENSOR and not generally known, including all related software, file structures, documentation, algorithms and related software concepts;

     (ii) all information, data, analyses, compilations, reports or interpretations relating to technical, product, marketing, financial, and business information, including but not limited to, know-how, research, product plans, products, services, designs, drawings, engineering, hardware configuration information, object code, source code, interpretations, forecasts and records, which is designated to be confidential or proprietary;

     (iii) all oral information which is confirmed in writing as having been disclosed as confidential or proprietary;

            provided, however, Confidential Information shall not include:

     (i) any information or data which at the time of furnishing was in the public domain or which after such furnishing becomes part of the public domain by any party other than LICENSEE;

     (ii) any information or data which at the time of furnishing was already in possession of the LICENSEE as evidenced by pre-existing written records of the LICENSEE and was not previously acquired, in confidence, from LICENSOR, or any other party obligated to maintain the confidentiality thereof;

     (iii) any information or data independently developed by the LICENSEE at any time, without the benefit of any of the Confidential Information, which independent development is demonstrated by written evidence, or lawfully acquired from a third party not subject to any restrictions on the disclosure thereof;

     (iv)   any information or data which LICENSOR publicly discloses;

     (v) any information or data which the LICENSEE is required to disclose under the authorities of any statutes, ordinances, regulations, or orders of the court or other government authorities, or in the performance of this Agreement. In the event, LICENSEE is required to disclose any Confidential Information pursuant to the authority of any statute, ordinance, regulation or order of the court of governmental authority, the LICENSEE will promptly provide LICENSOR with prior written notice in order to enable LICENSOR, to seek a protective order or other appropriate remedy and/or waive compliance by the LICENSEE with the provisions of this Agreement. If, in the absence of a protective order or waiver, the LICENSEE is compelled to disclose any Confidential Information, the LICENSEE may disclose only that portion of the Confidential Information which is legally required.

LICENSEE:
--------

     The LICENSEE shall mean Sl provided that Samsung America, Inc. (the "Licensee Affiliate") will enter into a certain Confidentiality Agreement with LICENSOR (the "Confidentiality Agreement") and the rights and obligations of the Licensee Affiliate hereunder shall be limited to those under the Confidentiality Agreement.

LICENSED SOFTWARE PROGRAM
-------------------------

     The software programs in object code form which are required to operate the System, including all updates, revisions and any new release of the same which may be issued from time to time within the term of this Agreement and some of which is protected under copyright laws.

TRADEMARKS
----------

     All trademarks and trade names and logos now or hereafter registered in the Territory during the term of this Agreement owned by LOJACK and Licensed to the LICENSOR.

PRODUCTS
--------

     All products purchased by LICENSEE from LICENSOR, including Vehicle Location Units ("VLUs"), Vehicle Tracking Computers, (or "VTCs") the Vehicle Activation Computer ("VAC"), Vehicle Activation Transmitter ("VATs") and all other components of the System.

SYSTEM
------

     A system for locating and recovering stolen motor vehicles, utilizing a computerized transceiver in the vehicle (the "VLU", in the singular, and "VLUs" in the plural); devices system for activating the VLU after report of a theft (the "Vehicle Activation Computer and Vehicle Activation Transmitter(s)"); and a directional tracking unit designed for installation the in vehicles that are used for tracking the stolen vehicles (the "Vehicle Tracking Computers"); and all enhancements and improvements thereto, as outlined in the definition document appended as Attachment I.

LICENSED RIGHTS
---------------

     The Licensed Software Program, the Trademarks, the Confidential Information and Proprietary Information, including a U.S. Patent for use only as it applies in the Territory and for no other purpose, and access to any and all improvements, updates and revisions thereof.

PROPRIETARY INFORMATION
-----------------------

     All inventions, whether patented or unpatented, design rights, copyrights and data and information in the nature of copyrightable material, know-how, trade secrets, and Confidential Information and any applications and rights to apply for any of the foregoing in any part of the world in respect of all drawings and other documents, recordings in any form and all other articles bearing or embodying any part of the System.

TERRITORY
---------

     Korea and its territories (as such are in place as of the date of this Agreement), including North Korea.

EFFECTIVE DATE
--------------

     The Effective Date of this Agreement shall be the date that LICENSEE makes the first installment of License Fee required in Section 2.1.

1.   TRADEMARK LICENSE, SOFTWARE LICENSE,EXCLUSIVE
     ---------------------------------------------
     DISTRIBUTION RIGHTS, and INFRINGEMENT
     --------------------------------------

     1.1 The LICENSOR hereby grants to LICENSEE for the term described in Section l.6 subject to the terms and conditions herein, including Performance Standards provided in Section l6 hereof an exclusive license to use the Licensed Rights solely in connection with the operation of the System within the Territory.

            All improvements, updates, and revisions to the System shall be made available to LICENSEE at no additional cost, provided that LICENSEE is responsible, at its cost, for adapting such improvements to its own System.

     1.2 During the term of this Agreement, and within the Territory, LICENSOR grants to LICENSEE, subject to all terms and conditions set forth in this Agreement, the exclusive right to sell and distribute for resale VLU's, solely in the Territory, either to vendors appointed by LICENSEE selling VLU's to motor vehicles owners or operators in the usual course of business, or directly to such motor vehicles owners or operators.

     1.3 LICENSOR, in consideration of the payment by the LICENSEE of the amounts set forth in Section 2.1, hereby grants to LICENSEE the exclusive license to use solely in the Territory, the Licensed Software Programs, solely in the operation of the System in the Territory for the purposes described in Sections l.2 and l.7. Updates, revisions, and new releases to the Licensed Software Programs will be made available to LICENSEE at no cost, provided that LICENSEE is responsible, at its cost, of adapting such improvements to its own System.

     1.4 In consideration of the payment by LICENSEE of the amount set forth in Section 2.1, LICENSOR hereby grants to LICENSEE the exclusive license to use, solely in the Territory for the purpose described in Sections l.2 and l.7, the rights granted under this Agreement in connection with the operation of the System, during the term of this Agreement, including but not limited to any Patent Rights that may be granted in said Territory.

     1.5 During the term of this Agreement and within the Territory, LICENSOR grants to LICENSEE, subject to all terms and conditions set forth in this Agreement, the exclusive license to use the Trademarks solely and exclusively in connection with the sale of Products in the Territory and for no other use or purpose. LICENSEE recognizes and acknowledges that the LICENSEE is the sole and exclusive LICENSEE of the Trademarks and agrees not to register any of the Trademarks in its own name or that of any other firm, person, or corporation and further agrees not to use the LICENSOR'S name nor any of its Trademarks as any part of its corporate name, and LICENSOR has the right to monitor the quality of LICENSEE'S operations as set forth in Article l6 of this Agreement.

     1.6 The term of this Agreement shall commence on the Effective Date, and shall continue for a term of ten (10) years, with automatic renewals for successive five (5) year periods thereafter subject to earlier termination as provided in Article 14 of this Agreement, and other provisions of this Agreement. Notwithstanding the foregoing, the automatic term renewal provided above shall not take effect if LICENSEE shall be in default beyond grace of its obligations hereunder, or in the event of the occurrence of any other event of default under Article 14 of this Agreement.

     1.7 The rights herein granted are limited to sales of Products for ultimate use in motor vehicles located in the Territory, which includes trucks. LICENSEE agrees not to use the Licensed Rights, System, or technology utilized therein for any other or additional applications without the written approval of LICENSOR in each instance, which approval shall be at LICENSOR's sole discretion and may require payment of an additional fee. In no event shall LICENSEE be allowed to use or sell Products for any purpose outside the Territory, and LICENSEE specifically consents to this restriction and limitation.

     1.8 (a) LICENSEE promptly shall notify LICENSOR of any claim by a third party that any activities of LICENSEE pursuant to this Agreement infringes trademark or proprietary rights of that third party. In such event, LICENSOR shall, at its sole expense, without cost to
            LICENSEE:

                 (i) defend against such claim and indemnify and hold harmless LICENSEE against all damages, liabilities, costs and expenses that may be suffered or incurred by LICENSEE in connection with such claim and any legal proceedings in respect thereof ("Defensive Litigation"), provided that LICENSEE shall have given notice as provided above of any such claim forthwith upon becoming aware of it and further gives LICENSOR the sole conduct of the defense of litigation and does not at any time admit liability or otherwise attempt to settle or compromise the said claim or any legal action or proceedings in respect thereof except upon the express written instructions of LICENSOR, and acts in accordance with the reasonable instructions of LICENSOR as notified to LICENSEE and gives LICENSOR such assistance as it shall reasonably require and instruct LICENSEE in writing to provide in connection with the conduct of the Defensive Litigation including, without prejudice to the generality of the foregoing, the filing of all pleadings and other court process and the provision of all relevant documents and the right to use LICENSEE's name or to join LICENSEE as a party to the proceedings, or

                 (ii) procure the right for LICENSEE to continue exercising the Licensed Rights granted hereunder, or LICENSOR shall make such alterations, modifications and adjustments to the Licensed Rights as may be necessary to make the exercise thereof non-infringing, without incurring any material diminution of the performance or function of the System, or replace all or any part of the Licensed Rights with non-infringing substitutes provided that such substitutes do not entail a material diminution in performance; or

                 (iii) in the event that LICENSOR, despite the use of reasonable efforts, cannot reasonably accomplish either (i) or (ii) above, at reasonable expense, then LICENSOR shall refund a proportionate part of LICENSEE fee provided in Section 2.1, proportionate to the degree to which LICENSEE is prohibited from exercising its rights in this Agreement.

            (b) In the event of any infringement or claimed infringement of the Licensed Rights by a third party, LICENSEE shall promptly notify LICENSOR of said infringement or claimed infringement to the extent such infringement would materially and adversely affect the value of the Licensed Rights to the LICENSEE. In such a case, LICENSOR shall promptly notify LICENSEE what action, if any, LICENSOR in its sole discretion elects to take in respect of such matter. LICENSOR shall have sole conduct of any action it elects to take in such matter ("Offensive Litigation") and either; LICENSOR shall pay all costs in connection with such Offensive Litigation and shall be entitled to all damages and other sums which may be paid or awarded as a result thereof; or if within ten (10) business days after its receipt of such notice LICENSEE agrees to share equally the costs of such Offensive

            Litigation, the costs of any such Offensive Litigation shall be borne, and all damages and other sums which may be paid or awarded as a result thereof shall be shared equally by, LICENSOR and LICENSEE as they relate to the Territory.

            (c) In the event that LICENSOR fails to accept the conduct of any Offensive Litigation within a reasonable period after notice from LICENSEE requesting LICENSOR to do so, LICENSEE shall be entitled at its cost and expense to take all such actions as it deems necessary or desirable in connection with such infringement or claimed infringement to the extent such infringement would materially and adversely affect the value of Licensed Rights to the LICENSEE, and LICENSEE shall be entitled to all damages and other sums which may be recovered by or awarded to it as a result thereof.

            (d) The LICENSOR shall reimburse LICENSEE its reasonable costs and expenses incurred in complying with the provisions of section 1.8
            (a) above. (Assistance for Defensive Litigation). LICENSOR shall have no liability or obligation to LICENSEE in respect of any Defensive Litigation or Offensive Litigation if the same results from any breach of LICENSEE's obligations under this Agreement.

2.   PAYMENT, PRICING AND TERMS
     --------------------------

     2.1 In consideration of licenses granted hereunder for the term and subsequent renewals, LICENSEE shall pay LICENSOR a lump sum License Fee in the total amount of U.S. $600,000 (Six Hundred Thousand dollars) (the "License Fee"). The License Fee shall be paid as follows: $200,000 (Two Hundred Thousand dollars) upon execution of this Agreement ("First Installment"), $200,000 (Two Hundred Thousand dollars) upon first shipment or any portion thereof of initial Purchase Order referred to in Section 2.2; and $200,000 (Two Hundred Thousand dollars) upon initial installation and activation of a System or any portion thereof in the Territory. The License Fee is non-refundable.

     2.2 The purchase price payable for the hardware and software and the components of the System are as listed in Attachment II. (Specific Equipment Requirements to be determined.) Costs are for hardware and resident software only, and do not include additional costs which may be incurred for insurance, installation, testing, modification, or approvals of any kind from local agencies. Payment for all products and services under this Agreement shall be billed and shall be paid when shipped F.O.B. Dedham, Massachusetts, Seguin, Texas, U.S.A. or such other place determined by LICENSOR.

     2.3 An initial purchase order for the following hardware will be placed 30 (thirty) days following the Effective Date by LICENSEE in such quantity as specified below (the "Initial Purchase Order"):

                  (1)      Vehicle Activation Computer (VAC)
                  (21)     Vehicle Activation Transmitters (VATs)
                  (200)    Vehicle Tracking Computers (VTCs)
                  (960)  Vehicle Location Units (VLUs)

            The Initial Purchase Order and any subsequent purchase orders are referred to in the Agreement as "Purchase Orders".

            The delivery of the VAC, VAT's and VTC's ordered under the Initial Purchase Order shall be made within four (4) months following the acceptance of the Initial Purchase Order. The delivery of the VLUs shall be made within six (6) months of the acceptance of the Initial Purchase Order. The actual quantity of VLUs ordered by Purchase Order by LICENSEE may be increased or decreased (in no case shall it be reduced below the minimum specified in Section 16) by twenty-five (25%) percent by giving ninety (90) days written notice to LICENSOR, prior to scheduled shipments. For purposes of this Agreement "delivery date" shall mean the date on which LICENSOR delivers Products to common carrier for shipment to LICENSEE.

            Subsequent Purchase Orders for the Products shall be authorized in writing by LICENSEE and shall specify requested delivery dates, but in no instance should such Purchase Orders specify delivery dates sooner than ninety (90) days of receipt of order by LICENSOR. LICENSOR will use its best efforts to comply with requested delivery dates. LICENSOR shall use its best efforts to fill each Purchase Order of LICENSEE that is accepted by LICENSOR, but shall not be liable in any respect for failure or delay in shipping any accepted Purchase Orders that is due wholly or in part to any cause beyond

            LICENSOR's reasonable control as described in Section 2l or without the LICENSOR's fault or negligence. LICENSOR shall not be liable for shipping over routes or by means of transportation not specified by LICENSEE. If LICENSEE does not specify shipping routes, LICENSOR shall select routes and shall have no liability to LICENSEE by reason of such selection.

     2.4 All Products are priced in United States dollars and payment, therefore, shall be made by LICENSEE in United States dollars. Upon placement of a Purchase Order for the Products, LICENSEE shall cause to be issued by a bank satisfactory to LICENSOR, an Irrevocable Letter of Credit in favor of LICENSOR, valid for the greater of six
            (6) months or a period covering the shipping schedule of the Products specified in the Purchase Order. Such letter of credit shall be in an amount equal to the full amount of the Purchase Order and provide for partial shipments, and payable upon presentation of an Airway Bill or Bill of Lading, LICENSOR's Commercial Invoice, Packing List, Certificate of Origin, and any other documents required. In the case of the initial Purchase Order the letter of credit shall be in the amount of no less than the total of items on Attachment V. Delivery of equipment and costs shall be determined and made a part of this Agreement as Attachment V.

     2.5 LICENSOR hereby guarantees that the prices payable by LICENSEE for the VTCs and VLUs will not be increased for one (1) year from the Effective Date of this Agreement. Thereafter, LICENSOR shall provide the VTCs and VLUs at a price no less favorable than those it offers other Licensee who purchase similar annual volumes.

     2.6 All fees and other amounts payable by LICENSEE to LICENSOR under this Agreement are exclusive of any Korean Value Added Tax or other Korean Tax, or Duty (except as provided in Section 2.8).

     2.7 All amounts payable either party to the other party under this Agreement which are not paid when due shall bear and be payable with interest at 1% (one percent) over the Prime Rate as reported by the Bank of Boston, determined at such due date, and calculated from such due date to the date of actual payment (whether after judgment or before).

     2.8 The License Fee of Six Hundred Thousand ($600,000) Dollars, payable by LICENSEE to LICENSOR under this Agreement (Section 2.1 for Payment Shcedule less any applicable tax deduction.) shall be tax deductible according to Convention between the Government of Korea and USA to avoid double taxation and LICENSEE shall deduct or withhold the taxes, charges and duties and pay over to the relevant authority the full amount with the balance being paid to LICENSOR. LICENSEE shall promptly forward to LICENSOR a certified copy of the original official receipt issued by each appropriate Taxing authority or other agency, evidencing payment in full. LICENSEE shall cooperate with LICENSOR in such a manner as may be reasonably requested by LICENSOR to obtain a credit or deduction in the United States of such taxes so deducted or withheld.

     2.9 The parties agree to cooperate in all such respects as may be reasonably necessary or desirable in order to obtain such relief from double taxation as may be available under the double taxation treaty between the Governments of the Territory and the United States.

3.   ESTABLISHMENT OF SYSTEM; TECHNICAL ASSISTANCE;
     ----------------------------------------------
     FEES AND EXPENSES; FINANCIAL INFORMATION
     ----------------------------------------

     3.1 LICENSEE shall bear the sole responsibility for establishing the System in the Territory in accordance with specifications provided by LICENSOR, provided that the LICENSOR shall ensure that the System will be fully functional and operative in accordance with the specifications. Any and all modifications by LICENSEE to the functionality and operation of the System beyond that defined in the system specifications (Attachment I) must receive prior written approval from LICENSOR. Such alteration, if approved by LICENSOR, shall be completed at the sole expense of LICENSEE, and may, at LICENSOR's sole discretion, affect the system warranty hereunder. The responsibilities of the LICENSEE shall include, without limitation, promptly and diligently upon execution of this Agreement, to construct, install, test and make operational the System in the Territory, to obtain all governmental and other licenses, authority and approval necessary for the operation of the System in the Territory, and to abide by all the provisions of this Agreement.

     3.2 The sole obligations of LICENSOR in connection with the establishment of the System in the Territory and the operation of the System in the Territory during the term of this Agreement shall be for LICENSOR: (a) to render technical operating and marketing assistance to LICENSEE upon the reasonable request of LICENSEE on a fee for service basis; (See Attachment III) (b) to honor LICENSEE's claims for warranty repairs without cost of repair to LICENSEE in prompt and efficient manner made in accordance with this Agreement;
            (c) to supply Products at agreed terms and prices subject to Purchase Orders executed by LICENSEE and LICENSOR; (d) to sell or to license Products to no person or entity (other than the LICENSEE) for use in the Territory; and (e) to abide by all of the provisions of this Agreement. LICENSOR shall also provide, at LICENSEE's reasonable request, assistance in training LICENSEE's properly qualified personnel with respect to the installation of VLUs and other operational aspects of LICENSEE's business on a fee for service basis. LICENSOR may, at its option, provide such technical assistance directly or by subcontracting with qualified third parties who have experience with the System.

     3.3 LICENSEE shall pay LICENSOR fees for all technical, operating, administrative and marketing assistance, and services rendered by LICENSOR to LICENSEE (including assistance described in Section 3.2 above), at LICENSEE's written request. Provided, however, that LICENSOR shall provide LICENSEE with the first l00 man hours of services rendered in connection with the establishment, start-up, tests, and adjustments of the System in the Territory free of charge. LICENSOR shall provide reasonable levels of training at its Dedham, Massachusetts facility free-of-charge. Such fees shall be payable in full when the services are rendered. LICENSEE shall reimburse LICENSOR for all expenses reasonably incurred by LICENSOR in rendering such requested services to LICENSEE, including: travel, hotel, out-of-pocket expenses of LICENSOR, and fees of independent contractors retained by LICENSOR. LICENSEE shall reimburse LICENSOR for such expenses promptly upon receipt from LICENSOR of reasonable written evidence of such expenses.

     3.4 Prior to the execution of the rights described in Section 1, LICENSEE shall have provided to LICENSOR its most recent offering information, quarterly and annual reports.

            LICENSEE will provide LICENSOR with its annual financial statements audited by an independent accounting firm.

4.   PURCHASE OF SUPPLIES; COMPETING PRODUCTS; INSTALLATION
     ------------------------------------------------------

     4.1 Recognizing that LICENSOR has developed a unique System, and in order to safeguard the integrity of the Trademarks and to protect Proprietary Information of the LICENSOR and assure uniform product quality and specification compliance and control, LICENSEE shall purchase from LICENSOR all Products which it uses or sells, except standard off-the-shelf items ordinarily purchased by LICENSOR from third parties. In addition, the LICENSEE will not sell any products which are in competition with the Products. LICENSEE agrees to offer in connection with the sale of VLUs, only the standard warranty from time-to-time given by LICENSOR to its retail customers, except as LICENSOR may otherwise in writing approve.

     4.2 LICENSEE assures that installation of VLUs shall be in compliance and conformity with all procedures and standards reasonably established by LICENSOR for the Territory and in compliance with all applicable laws and regulations. LICENSOR shall provide LICENSEE with written notice of any failure or non-conformity of which LICENSOR has actual notice, and LICENSEE shall thereupon, and within fifteen (15) days thereafter, furnish evidence to LICENSOR that any such non-conformity has been fully rectified. LICENSEE hereby grants LICENSOR the right, at reasonable times, from time-to-time, and with or without notice to LICENSEE, as LICENSOR elects, to audit and inspect installations and installation facilities to ascertain LICENSEE's compliance with this Section. All such audits and inspections shall be at LICENSOR's expense.

        4.3 All payments by LICENSEE to LICENSOR shall be made in U.S. Dollars and either i) drawn on the bank of a designated lending institution which is a member of the U.S. Federal Reserve System and approved in writing by the LICENSOR or ii) by wire transfer to LICENSOR'S bank.

5.      RESALE PRICING
        --------------

        5.l LICENSEE shall have the right to establish its own price levels for sale of all Products sold or installed in the Territory.

6.      GOVERNMENTAL LICENSING
        ----------------------

        6.1 LICENSEE acknowledges that certain permits, approvals, authorizations and licenses necessary to operate the System in the Territory (herein collectively called the "Required Permits") may be required by governmental or other authorities prior to operation of the System in the Territory and for the continued operation thereof. LICENSEE hereby warrants to LICENSOR that it has undertaken sole responsibility at its sole expense to procure and prior to commencement of operations of the System in the Territory shall have procured all such Required Permits necessary to commence the operation of the System. LICENSEE specifically represents and warrants that it shall make information regarding all such Required Permits available to LICENSOR from time-to-time within thirty (30) days after receipt of LICENSOR's written request, therefore, and that LICENSEE shall make all payments, submit all filings and applications, and do all things necessary to keep all such Required Permits at all times current and in full force and effect at its sole expense. LICENSEE further warrants that it shall procure any and all other permits, permissions, licenses and approvals (from all governmental and other authorities and others), hereafter required or otherwise necessary for the operation or use of the System in the Territory (all of which shall be referred to as the "Required Permits" hereunder). It is specifically agreed that LICENSOR shall have no obligations or liability to LICENSEE for any loss, cost or damage arising from LICENSEE's failure to procure or to maintain any Required Permits.

        6.2 LICENSEE at all times shall comply with all limitations regulations, rules, guidelines and requirements of any governmental authorities ("Regulatory Body") having jurisdiction in the Territory granting any of the Required Permits, including, without limitation, those issued by authorities having jurisdiction over radio transmissions licenses, permits or approvals, or otherwise and in any way regulating or affecting the System, or its operation or use in the Territory. LICENSOR will provide to LICENSEE, subject to the confidentiality provisions in Section 9 hereof, at no cost to LICENSEE, all documents, information or data in the LICENSOR's control or possession which LICENSEE reasonably determines to be necessary for LICENSEE to obtain or maintain any Required Permit or to comply with any requirement of any Regulatory Body, and LICENSOR will provide same with all due diligence and dispatch upon receipt of a written request for same from LICENSEE.

        6.3 LICENSOR and LICENSEE, upon request of the other, will cooperate with the other with respect to the filing and/or recording, if applicable, of this Agreement (and any amendments thereto from time-to-time in effect), or notice thereof, as applicable, with all governmental authorities and other Regulatory Bodies in the Territory necessary for the effectuation and/or enforcement thereof. LICENSEE shall deliver an opinion of counsel that no filing of this or any other agreement between LICENSOR and LICENSEE are required and that such agreements are enforceable in Korea.

        6.4 LICENSEE hereby grants and assigns to LICENSOR, to the extent permitted by law, and assigns to the LICENSOR all of its rights, title, and interest in and to the Required Permits, which assignment shall take effect and become operable only upon the expiration of the term of this Agreement, or upon the earlier termination of this Agreement pursuant to Article 14, or as otherwise provided in this Agreement, provided that LICENSOR shall reimburse LICENSEE all of its reasonable costs and expenses (to be negotiated) incurred to obtain and maintain the Required Permits.

7.      INSURANCE
        ---------

7.l LICENSEE at its sole cost agrees to obtain and to continuously maintain insurance in such amounts and against such risks as may be customarily maintained by companies operating similar business in the Territory.

8.      INDEMNIFICATION
        ---------------

        8.1 The LICENSOR agrees to indemnify and hold harmless LICENSEE and, if applicable, each of LICENSEE's officers, directors, agents, employees and controlling persons against any and all loss, liability, claim, damage and expense arising solely from a defect in the design or manufacture of Products purchased by LICENSEE from LICENSOR except that this indemnification shall not extend to any loss, liability, claim, damage or expense attributed solely to those matters for which LICENSEE has indemnified LICENSOR pursuant to section 8.2. below.

        8.2 LICENSEE agrees to indemnify and hold harmless LICENSOR and each of LICENSOR's officers, directors, agents, employees and controlling persons against any and all loss, liability, claim, damage and expense, including attorney's fees, arising solely in connection with either (a) LICENSEE's establishment and operation of the System, or (b) the sale and installation by LICENSEE of the Products, or (c) the conduct of business by LICENSEE pursuant to, or as contemplated by, this Agreement, except that this indemnification shall not extend to any loss, liability, claim, damage or expense attributable solely to those matters for which LICENSOR has indemnified LICENSEE pursuant to Section 8.1 above.

        8.3    Promptly after receipt by an indemnified party pursuant to
               Section 8.1 above or Section 8.2 above of actual notice of the commencement of any action giving rise to indemnification rights under Section 8.1 above or Section 8.2 above, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under the applicable section, notify the indemnifying party in writing of the commencement thereof. The failure to so notify the indemnifying party shall relieve it from any liability which it may have to any indemnified party under such section, but shall not relieve it from any liability which it may have to any indemnified party otherwise than under such section. Upon receipt of notice from the indemnified party as aforesaid , the indemnifying party shall be entitled to participate in, and, to the extent that it shall wish, to assume the defense of, the action, with counsel selected and paid for by the indemnifying party but reasonably satisfactory to the indemnified party.

         After the indemnified party shall have received notice from the agreed upon counsel that the defense has been assumed, the indemnifying party shall not be responsible for any legal or other expense subsequently incurred by such indemnified party in connection with the defense thereof, other than reasonable costs of investigation, unless incurred at the written request of the indemnifying party or the indemnifying party shall not have employed counsel to have charge of the defense of such action or in the opinion of counsel to the indemnified party, the indemnified party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the indemnifying party (in which case the indemnifying party shall not have the right to assume the defense of such action on behalf of the indemnified party) in any of which events such legal or other expenses shall be borne by the indemnifying party. In no event shall the indemnifying party be liable for the fees and expenses of more than one counsel for all indemnified parties, in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general obligations or circumstances, unless in the opinion of counsel to the indemnified party, the indemnified party shall have reasonably concluded and advised by indemnifying party that there may be defenses available to it which are different from or additional to those available to other indemnified parties, in which case the indemnifying party shall be responsible for the fees and expenses of such additional counsel as is reasonably required. The indemnifying party shall not be liable under the indemnity provisions set forth above for any amount paid in settlement of any claim unless such indemnifying party consented in writing to any such settlement.

9.   CONFIDENTIALITY
     ---------------

     9.1 LICENSEE agrees to maintain secret and confidential all Confidential Information and Proprietary Information of LICENSOR (all of which are expressly agreed by the parties to constitute the know-how disclosed or to be disclosed by LICENSOR to LICENSEE or obtained by LICENSEE from LICENSOR pursuant to this Agreement) and all other information that LICENSOR designates as confidential and discloses to LICENSEE pursuant to this Agreement, to respect LICENSOR's proprietary rights in the Confidential Information, to use the Confidential Information exclusively for the purposes of the exercise of the Licensed Rights and the installation, use, user, servicing and operation of the System in the Territory in accordance with this Agreement, and to disclose the Confidential Information only to those persons to whom and to the extent such disclosure is absolutely necessary for the aforesaid purposes.

     9.2 LICENSEE shall require that all of its employees, sub-contractors, and agents, who will have access to any of the Confidential Information shall be made aware of the confidentiality thereof. LICENSEE shall further procure that all of its employees and all of such sub-contractors shall enter into a non-disclosure agreement substantially in the form set forth in Attachment IV.

10.  WARRANTY
     --------

     10.l LICENSOR shall provide LICENSEE with Quality Assurance Certificate for the Products and Inspection Standard for the Products. LICENSOR warrants to LICENSEE that the Products when purchased from LICENSOR, under normal use and service, will be free from defect in materials and workmanship. This warranty shall be in effect for a period of the greater of (i) l (one) year from the delivery date of VLUs, VACs, VATs and VTCs to LICENSEE or (ii) the period of the same warranty LICENSOR receives from its manufacturers from time-to-time. LICENSOR's liability for honoring the warranty claims is subject to LICENSEE making claims for defective Products within the applicable Warranty Period, and any claims not made within the Warranty Period shall be conclusively deemed waived and released.

    10.2 During the Warranty Period for respective Products, LICENSOR shall, at its option, replace or repair, at any authorized repair facility in the Territory designated by LICENSOR, any Products which LICENSOR determines to be defective. In the event that LICENSOR does not hold a sufficient number of stock of VLUs in the Far East for replacement and does not have an authorized repair facility in the Territory to meet the warranty claims, the LICENSOR shall deliver to LICENSEE without any cost to LICENSEE with each shipment of VLUs in accordance with the Purchase Order an additional quantity of VLUs equal to one percent (l%) of the quantity so ordered by LICENSEE (the "Warranty Replacement Stock"). LICENSEE shall maintain the Warranty Replacement Stock in its warehouse and shall use them for replacement of the defective units and make a monthly report to LICENSOR on the replacement occurring during each calendar month and remaining balance, along with number of defective units returned.

    10.3 The foregoing warranty does not apply to any Products which have been damaged as a result of force majeure, accident, shipping and handling, improper power supply, misuse, abuse, improper storage, improper maintenance, improper installation, improper operation, unauthorized modification, or which has been installed, serviced, modified or repaired by anyone other than a person designated in writing by the LICENSOR, as an authorized service representative.

    10.4 EXCEPT AS EXPRESSLY SET FORTH ABOVE, NO OTHER WARRANTIES ARE EXPRESSED OR IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND THE LICENSOR EXPRESSLY DISCLAIMS ALL WARRANTIES NOT STATED HEREIN. THE LICENSOR'S SOLE OBLIGATION FOR VALID WARRANTY CLAIMS AND LICENSEE'S SOLE REMEDY ON ACCOUNT OF WARRANTY CLAIMS SHALL BE FOR REPAIR OR REPLACEMENT AS PROVIDED ABOVE. UNDER NO CIRCUMSTANCES WILL THE LICENSOR BE LIABLE TO THE LICENSEE OR ANY OTHER PERSON FOR ANY DAMAGES OF ANY KIND WHATSOEVER, INCLUDING WITHOUT LIMITATION ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES.

11.  TERRITORY
     ---------

    11.l This Agreement shall apply to the Territory with no rights for any other territory or area outside of the Territory.

12.  PROMOTION AND ADVERTISING
     -------------------------

     12.1 LICENSEE agrees that its retail sales activity shall be operated under the name CARSEARCH by LoJack and that all signs and advertising shall prominently disclose that it is a LICENSEE for the Products. In addition, the LICENSEE hereby reserves the right to use any other trademarks, trade names, brand names, logos, and other designation for the Products for sale and marketing of the Products and use of the System in the Territory. In such event, LICENSEE shall notify LICENSOR in writing of his intent to exercise his right under this section.

     12.2 LICENSEE agrees that it shall be solely responsible for sales promotions and advertising of Products in the Territory, and that no portion of the cost thereof shall be borne by LICENSOR. LICENSOR reserves the right to review and approve all promotional material and literature used by LICENSEE in the sale of the Products.

     12.3 LICENSEE agrees that it shall be solely responsible at its expense for the translation of LICENSOR'S technical and other documentation. Upon the expiration or earlier termination of this Agreement, LICENSEE agrees to promptly (within thirty (30) business days) deliver to LICENSOR literature and documentation of every kind relating to the System and/or any components thereof, and all translations, and all promotional materials, in its possession or within its control, in the manner directed by LICENSOR.

13. TRANSFER
    --------

13.l This Agreement shall be binding upon and enure to the benefit of the parties and their respective legal successors and permitted assigns. LICENSOR shall have the right to assign or otherwise transfer its rights and obligations under this Agreement to any subsidiary or to any other person, persons, partnership, association, or corporation provided that:-

13.l(a) each such transferee agrees in writing to assume all rights of and obligations undertaken by LICENSOR herein;

13.l(b) LICENSEE receives an assignment and assumption agreement executed by LICENSOR and each such transferee to that effect;

13.l(c) each transferee has the financial capacity and technical expertise necessary to discharge the obligations of LICENSOR under this Agreement; and

13.l(d) upon such assignment and assumption LICENSOR shall thereafter, have no further rights or obligations hereunder, without prejudice, however, to the accrued rights of LICENSOR to such date.

13.2 LICENSEE shall not assign, sell, transfer, sublease, license, convey, give away, transfer or part with possession of the whole or any part of the Licensed Rights or its other rights and/or obligations under this Agreement.

13.3 LICENSEE shall not, without LICENSOR'S prior written consent (such consent not to be unreasonably withheld or delayed) pledge, mortgage, charge or otherwise encumber all or any part of its other rights and obligations under this Agreement, except that LICENSEE may grant a security interest for bank obligations in a maximum amount of $l million USD.

14.  TERMINATION
     -----------

     14.1 LICENSEE shall have the right to terminate this Agreement with or without cause, upon the giving of sixty (60) days' written notice to LICENSOR.

     14.2 The following occurrences shall be events of defaults entitling LICENSOR, at its option, to terminate this Agreement immediately upon the giving of written notice by LICENSOR:

          (a) If LICENSEE shall fail to make payment of any sum due from LICENSEE to LICENSOR within twenty (20) days following the receipt of written notice by LICENSOR stating with particularity the amount and nature of any such unpaid amount or fails to maintain performance standards as outlined in Section l6;

          (b) if LICENSEE shall fail to comply with, observe or perform any other covenant or agreement set forth in this Agreement, other than those relating to the payment of monies from LICENSEE to LICENSOR or maintenance of performance standards as outlined in Section 16, within thirty (30) days following the receipt of written notice by LICENSOR stating with particularity the default claimed, provided that the LICENSEE shall not be in default if such default is cured within such thirty (30) day period, or, with respect to breaches that are not curable within such thirty (30) day period, shall have commenced to cure such default and, thereafter, shall have prosecuted to completion the cure of the same with due diligence, provided, however, a default shall occur in all events if any such cure is not effectuated, notwithstanding LICENSEE's due diligence, within sixty
          (60) days after the giving of LICENSOR's default notice;

          (c) if a receiver, liquidator or trustee of LICENSEE shall be appointed for LICENSEE by court order, or if judicial or other proceedings are initiated against LICENSEE for the protection of creditors or if any other action is taken by order of court or other governmental authority wresting control of LICENSEE or its assets, or if a petition to reorganize or its equivalent shall be filed against either party by a third party creditor under any bankruptcy, reorganization or insolvency law, and shall not be dismissed within thirty (30) days, or if LICENSEE shall file a petition in voluntary liquidation or make an assignment for the benefit of creditors or its equivalent under local law, any of the foregoing shall be default entitling LICENSOR to, thereupon or thereafter, at any time, terminate this Agreement.

15.  RIGHTS AFTER TERMINATION
     ------------------------

     15.1 Upon the termination of this Agreement, each party shall continue to observe its respective obligations which shall survive the termination of the Agreement, including the obligations in Section 1.5; LICENSEE shall continue to observe its obligations with respect to Products owned or possessed by LICENSEE; and LICENSOR shall continue to observe the obligation set forth in section 15.2.

     15.2 Except in cases where LICENSEE terminates this Agreement without cause, in the event that following the termination of this Agreement LICENSOR either (a) permits Products to be sold or distributed in the Territory by a party other than LICENSEE, or (b) permits a party other than LICENSEE to provide service in the Territory with respect to any Products distributed, sold, or sublicensed by LICENSEE, then in either event the LICENSOR or its designee (the "Purchaser") may purchase inventory and such other assets, in good and marketable condition, as agreed by both parties which are part of or relate to the System within the Territory, including, items such as:

          VTCs, the VACs, VATs, VLUs (the "Designated Assets"). The price which purchaser shall pay for such Assets shall be by mutual agreement between the LICENSOR and LICENSEE. The closing of the sale shall occur in Boston, Massachusetts. At such closing, the Purchaser shall pay in cash to LICENSEE the price set forth above for all of the Designated Assets and LICENSEE shall execute and deliver such agreements (including without limitation an Asset Purchase Agreement containing such reasonable representations and warranties and other terms and conditions as the Purchaser may require), instruments and other documents as are necessary to transfer to the Purchaser the Designated Assets which the Purchaser is acquiring, free and clear of all liens, encumbrances and restrictions (unless otherwise agreed to by the Purchaser).

     15.3 Immediately upon the expiration or earlier termination of this Agreement, LICENSEE shall cease and forever abstain from using the Trademarks and to deliver to LICENSOR all documents, instructions, display items, and the like bearing any of the Trademarks. To the extent that such items were originally purchased from LICENSOR, are in original packaging and can be used by LICENSOR, upon any such termination LICENSOR may buy from and pay LICENSEE a price for such items, and the price shall be mutually agreeable between the LICENSOR and LICENSEE.

    15.4 To the extent permitted under the laws of the Territory immediately upon the expiration or earlier termination of this Agreement, LICENSEE shall assign to LICENSOR, free and clear of all liens, encumbrances, and restrictions, permits to operate the System by any governmental authority or other regulatory bodies.

16.  PERFORMANCE STANDARDS
     ---------------------

     16.1 Within four (4) months after the Effective Date of this Agreement, all approvals required by governmental authority or other regulatory bodies within the Territory for the installations and operations of the System and all other aspects of the System within the Territory shall have been obtained.

     16.2 Within eight (8) months after the Effective Date of this Agreement, the System shall be established and ready for full operation within the Territory.

     16.3 For each calendar quarter commencing twelve (12) months after the initial receipt of VLUs under the Initial Purchase Order (as described in Section 2.3) LICENSEE shall purchase from the LICENSOR a minimum of Nine hundred sixty (960) VLUs, plus an annual increase of 3% (three percent) over the quantity in Section 16.3 calculated on a quarterly basis thereafter during the term of this Agreement.

     16.4 In addition to LICENSOR'S rights of termination as described in Section l5, in the event that LICENSEE is not in compliance with any of the terms or Performance Conditions of this Agreement, the LICENSOR shall have the right, at LICENSEE'S expense, to visit LICENSEE's operation in order to review and inspect such operations with five (5) day written notice.

     16.5 LICENSOR hereby agrees to consider the feasibility of the local production by LICENSEE of such products to be sold in the territory and to cooperate with LICENSEE to achieve such localization of the Products. Such agreement for localized production shall be on terms and conditions acceptable to LICENSOR in its absolute and sole discretion.

17.  DISPUTE RESOLUTION
     ------------------

    17.l The parties agree that all controversies and disputes arising under this Agreement or in connection with the transactions hereunder shall be determined by arbitration conducted in accordance with the rules for commercial disputes of the American Arbitration Association provided that the place of such arbitration shall be in Boston, Massachusetts, where complainant is LICENSOR and in Los Angeles, California where complainant is LICENSEE. All matters submitted to arbitration shall be binding upon the parties and fully enforceable.

18.  GOVERNING LAW
     -------------

    18.1 This Agreement shall be deemed made in the Commonwealth of Massachusetts and all rights and obligations of the parties hereunder shall be governed as to validity, construction and in all other respects by the Laws of the United States and the Commonwealth of Massachusetts. LICENSOR and LICENSEE agree to submit to the exclusive jurisdiction of the Courts of the Commonwealth of Massachusetts and the United States.

19.  NOTICE
     ------

    19.l All notices hereunder shall be in writing and shall be deemed to be given and effective upon delivery by a recognized international delivery service such as Federal Express or DHL, delivery charges prepaid or facsimile, and addressed to the parties at their respective addresses set forth above, or at such other addresses as may be designated from time-to-time by a party by the giving of notice thereof in the manner herein provided for the giving of notices.

20.  GENERAL
     -------

     20.1 The provisions of this Agreement may be varied or amended by mutual consent of the parties but no such variation or amendment shall be effective unless made in writing and signed by LICENSOR and LICENSEE.

     20.2 This Agreement contains the whole agreement between the parties with respect to the subject matter hereof and supersedes all previous agreements and understandings between the parties, whether written or oral, with respect to the subject matter hereof.

     20.3 If any provision of this Agreement shall be found by any court or administrative body of competent jurisdiction to be invalid or unenforceable the invalidity or unenforceability of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity or unenforceability shall remain in full force and effect. The parties hereby agree to attempt to substitute for any invalid or unenforceable provision a valid or enforceable provision which achieves to the greatest extent possible the economic, legal and commercial objectives of the invalid or unenforceable provision.

     20.4 Each party to this Agreement shall execute and deliver such other documents and do such other acts and things as may be necessary or desirable to carry out the terms provisions and purpose of this Agreement.

     20.5 The failure to enforce or to require the performance at any time of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions and shall not affect the right of any party thereafter to enforce and to require performance of each and every provision in accordance with the terms of this Agreement.

     20.6 The headings of the clauses of this Agreement are used for convenience only and shall not affect the meaning or interpretation of the contents of this Agreement.

    20.7 The relationship between LICENSOR and LICENSEE is that of independent contractors, and that LICENSEE is not authorized to undertake any obligation or commitment on behalf of LICENSOR, including any warranty given by LICENSOR under this Agreement, and that such purported action by LICENSEE shall be of no effect.

21.  FORCE MAJEURE
     -------------

     Neither party shall be liable or deemed to be in default for delay or failure in performance under this Agreement or interruption of service resulting directly or indirectly from acts of God, civil or military authority, acts of public enemy, war, riots, civil disturbances, insurrections, accidents, fire, explosions, earthquakes, floods, the elements, strikes, labor disputes or other causes beyond reasonable control of such party; and the time for performance so delayed shall be deemed extended for the period of such delay.

22.  SIGNATURES
     ----------

     This Agreement may be executed in one or more counterparts having the signatures of the parties and each such counterpart shall, for all purposes, be deemed an original, but all such counterparts shall together constitute but one and the same instrument.

LOJACK INTERNATIONAL CORPORATION            Sl Corporation


By: /s/ C. Michael Daley                 By: /s/ Jeong Ok Park
   -------------------------------          -----------------------------
     C. Michael Daley, President            Jeong Ok Park, President


LOJACK CORPORATION


By: /s/ C. Michael Daley
   --------------------------
   C. Michael Daley, Chairman

Date
     ---------------------------

                                 ATTACHMENT I

                                1 INTRODUCTION
                                --------------

This document specifies functional requirements of the CarSearch System, a stand-alone system for activating and deactivating CarSearch Vehicle Locations Units (VLUs).

The following items are part of the CarSearch System and are defined for the reader to understand the meaning of this document.

CarSearch Vehicle Location Unit (VLU):

     The transponder sold to and installed into subscriber vehicles.

Vehicle Tracking Computer (VTC):

     The instrument used to track active VLUs in stolen vehicles.

Vehicle Activation Computer (VAC):

     The command station to control transponders.

Vehicle Activation Transmitter (VAT):

     The broadcast unit to transmit ACs, and DCs.

Activation Code (AC):

     The unique number used to activate a specific VLU.

Reply Code (RC):

     The unique number used to track an active VLU with a VTC.

Deactivation Code (DC):

     The unique number used to deactivate a recovered VLU.

All issues and inquiries regarding this Attachment 1 should be directed to William R. Duvall, LoJack Corporation, 333 Elm St., Dedham, MA 02026. Telephone
(617) 326-4700.

                             2 SYSTEM REQUIREMENTS
                             ---------------------

The following requirements pertain to the CarSearch System as a whole:

2.1 Compatibility with existing equipment/services
    ----------------------------------------------

The CarSearch System must be able to use and interface with if appropriate, the following existing equipment/services.

    .   The Public Switched Telephone Network (PSTN)

    .   Existing radio communications equipment on site.

    . An operating frequency between 165-174 MHz, inclusive, for all components.

    .   Existing computer equipment on site.


2.2 General system description
    --------------------------

The CarSearch System consists of one central computer (VAC) available for human interface, and one to eight remote devices (VAT) each of which is located at a radio transmitter site. The VAC computer communicates with each VAT over a switched telephone line via 1200 baud Hayes-compatible modems. No other means
                                                                -- -----
of communication is provided. In addition to the VAC and VAT, Vehicle Location Units are installed into customer vehicles or which are activated by the transmission of the appropriate activation code.

2.3 Principal system function
    -------------------------

The principal function of the system is to conveniently support the following:

A user informs a central computer via a local user interface that an VLU with a specified activation and reply code is to be activated, or deactivated. The central computer then informs the set of remote devices, each of which transmits via radio a corresponding control signal(s) via its Mod/PTT connection.

2.4 Limitations
    -----------

Following are explicit limitations indicating what the system is not expected to
                                                                 ---
do.

2.4.1 Police Involvement
      ------------------

The CarSearch System has no involvement of any sort with law enforcement computer systems, or radio facilities.

This means that CarSearch does not receive reports on stolen vehicles as a normal consequence of the theft being reported to police. Rather, the owner of a stolen VLU equipped vehicle must take steps to report the theft to the CarSearch Operation Center.

This does not in any way preclude the participation of police vehicles which may have VTC to track and recover stolen vehicles. Police so equipped would need to communicate directly with the CarSearch Operation Center to query reply codes and deactivated recovered VLU equipped vehicles.

2.4.2 No database maintained
      ----------------------

CarSearch System will not maintain any database of CARSEARCH equipped vehicles, or of CarSearch Units which have been activated. It is instead oriented strictly toward individual transactions possibly involving a single CarSearch Unit; upon completion of any transaction, it will log that transaction to its printer for reference by the user.

The only permanent or long-term data CarSearch System will maintain is system configuration information, such as the phone numbers of its various remote devices. (See section 3.4) A customer database is to be provided by the user in the format he selects.

2.4.3 No security, encryption, authentication
      ---------------------------------------

CarSearch System will make no effort to encrypt or otherwise secure from discovery the CarSearch "secret numbers" or other data it deals with.

2.4.4 No system diagnostics
      ---------------------

CarSearch Systems will not diagnose or report any system problems, other than reporting success or failure of phone calls made to remote devices. (See section 3.2.4.6)

2.4.5 No automatic broadcasts
      -----------------------

When the central computer notifies a remote device or the need for broadcasting some signal or test tone, the remote device will (promptly) perform the required broadcast once; no repeats will occur other than by getting the central computer to make phone calls for another specific request, as a result of specific operator action.

                   3 SECTOR ACTIVATION COMPUTER REQUIREMENTS
                   -----------------------------------------

Following are requirements relating to the system for CarSearch System:

3.1 Hardware platform
    -----------------

The central computer will be an IBM AT-compatible computer with at least 1 Mb of RAM and a standard BIOS. The system will contain the following peripherals:

    .    a keyboard
    .    a VGA or compatible color video monitor
    . a permanent storage device such as a hard disk, at least 2 megabytes of capacity
    .    a standard floppy disk drive, for system loading & debugging
    .    a COM1 and a COM2 device
    .    a Hayes 1200-baud modem or compatible
    .    an LPTI (parallel) port with attached printer.

The computer and its peripherals will be dedicated to use by CarSearch System; use for any other systems is not supported.

3.2 User Interface
    --------------

The user interface will allow the user repeatedly to specify one of 5 transactions: Set Time, Update Phone List, Activate, Deactivate, and Test Tone. The interface will be presented in English. Details:

3.2.1 Main Menu
      ---------

The user interface will display a (titled) main menu, offering the choice of the 5 transactions noted, as well as possible termination of the program, and including display of current time and date (at least to the minute) as known to the computer. User selection of an action will be by some convenience means.

While the computer is awaiting user selection, it will update the displayed time and date appropriately. When a valid user selection has been made, the appropriate screen will be presented for the selected transaction, as described in following sections.

During interaction for any user selection, time and date need be displayed only as explicitly noted. When the interaction for any user selection other than termination of the program is completed, the computer will return to displaying the main menu.

3.2.2 Set Time
      --------

If Set time is chosen, the user interface will accept a new date and time from the user, to be used henceforth by the computer, or course updated by the passage of time.

Changes of time and date, showing old and new values, will be logged (see section 3.5).

3.2.3  Update Phone List
       -----------------

If update Phone List is chosen, the user information will display the current list of phone numbers used by the central computer, and allow the user to add, remove, or modify entries in the list.

The displayed list will always contain 8 items, some of which may be blank. To add an entry, user fills in data for some currently blank entry. To remove an
---                                                                 ------
entry, user modifies it to all blanks.

The user may specify any printable characters in phone list entries. The user interface will do no checking for reasonableness of the entries.

Modifications to the phone list, with old and new entry, will be logged (see section 3.5).

The phone list will be maintained in a permanent file (section 3.4) so that when the program is stopped and restarted, the last version of the phone list will be available and used.

3.2.4  Activate, Deactivate, Test Tone
       -------------------------------

To Activate, Deactivate, Test Tone choices all have many aspects in common, so are treated together in the following subsections:

3.4.2.1  Activate chosen
         ---------------

If Activate is chosen, the user interface will accept a seven-character activation code and a five character reply code. These codes will be validated for correct syntax, and the user reprompted if either is invalid. The user may then choose whether the transaction is to be sent to all the VATs or just one VAT.

3.2.4.2  Deactivate chosen
         -----------------

If Deactivate is chosen, the user interface will accept a seven-character deactivation code. This code will be validated for correct syntax, and the user reprompted if invalid. The user may then choose, whether the transaction is to be sent to all the VATs or just one VAT.

3.2.4.4  Calling to remote devices
         -------------------------

Following full valid specification of a transaction (Activate or Deactivate, or Test Tone) the central computer will then attempt to notify the selected VATs; see section 3.3. The user interface is not required to accept further transactions, until handling of this transaction is completed or aborted.

3.2.4.5  Start of each call announced
         ----------------------------

At the start of each phone call by the VAC, the user interfaces will display the phone number being called and advise the user to wait while the call is made.
No information about progress of the call need to be presented until the call is completed.

3.2.4.6  Results announced and logged
         ----------------------------

Following each individual phone call (successful or not), the user interface will display the result of the call, specifying the phone number used.

Each phone call, with phone number and result and intended transaction, will be logged (See section 3.5).

3.2.4.7  User may abort phone call sequence
         ----------------------------------

After the VAC gives the results of the call, if there are any more to be made, the VAC will check whether user has pressed any keys, and if so will allow user to specify continuation, pause, or abort of work on the transaction.

3.3  VAT notification
     ----------------

When the user has specified an Activate or Deactivate or Test Tone transaction, the VAC will attempt to notify each selected VAT, using the telephone number currently in the phone list file (section 3.4) information (including transactions) transferred to VAT will be done error-free.

The VAC will call each selected phone number in turn; if it succeeds in connecting to it, it will deliver the transaction. If it does not succeed in a reasonable time, it will consider the call failed.

Following a round of attempted phone calls to each selected SAT, if there is at least one to which the call was not successful, the VAC will retry phone calls to the VATs it has not yet succeeded with, in sequence, up to a specified total number of tries. This number, NumberCallTries, will be in range 1...99 and will be defined by either (i) an MSDOS environment variable, or (ii) a statement in a defined configuration file.

Following any of the phone calls made, the remainder may be aborted (or paused) by user selection (section 3.2.4.7).

3.4  Phone list file
     ---------------

The VAC will maintain a permanent phone list, giving one entry for each of the
(8) allowed VATs. Each entry will provide space for at least (30) characters, and may be edited at will be the user (Section 3.2.3).

Blank entries will be interpreted to mean there is no corresponding SAT. Non-blank entries will be interpreted as telephone numbers (including Hayes-compatible command characters, such as a comma for short delay), to be used when attempting to call the VAT.

The permanent phone list will be retrieved for use when the main program starts. It will properly updated whenever user completes a modification to the list.

3.5 Logging
    -------

The video screen will inform the user of the disposition of each transaction, and in the case of Activate and Deactivate and Test Tone transactions, whether each VAT was notified. Failed transactions will be highlighted or otherwise made especially noticeable.

In addition, the disposition of each transaction and each notification attempt (to a VAT) will be logged to the printer. See details in sections 3.2.2, 3.2.3,
3.2.4.  Each item logged to the printer will include the current time and date.

On any given occasion when the VAC attempts to log something to the printer, if the printer is not at that time operational, then:

     the program will continue normally, except that there may be a short delay (maximum 15 seconds) beyond the normal execution time;

     the item being logged will be discarded, i.e., there will be no attempt to save it for later printing;

     the next time an item is to be logged to the printer, the same attempt to log will be made.

                               4 VAT REQUIREMENTS
                                 ----------------

Following are requirements relating to each VAT for CarSearch:

4.1 Hardware Platform
    -----------------

The remote computer will be an IBM AT-Compatible computer with at least 640 Kb or RAM and a standard BIOS. The system will contain at least the following peripherals:

     . an MDA or compatible video board (technically, only the video RAM is required).

     . a non-mechanical permanent storage device such as a ROMdisk, with at least 1 megabyte or capacity.

    .    a standard floppy disk, for system loading and debugging.

    .    a COM1 and COM2 device.

    .    a Hayes 1200-baud modem or compatible.

    .    a standard CarSearch VAS "silver box" (Mod/PTT controller).

    .    an appropriate radio transmitter, of up to 50 watts Rf power.

The following peripherals are optional; the software is not required to support them:

    .    a monitor

    .    a keyboard

The computer and its peripherals will be dedicated to use by CarSearch; use for any other system is not supported. The system user is required to provide appropriate power and environmental conditioning for the remote device
                                    ------------
equipment. This must be done as a part of site selection.

4.2 User Interface
    --------------

Because a monitor and keyboard are optional, no user interface is required on the VAT. The software may write some reasonable logging/diagnostic information to the video RAM, which may be viewed if a monitor is attached to the remote device.

4.3 Call processing
    ---------------

The VAT must be capable of receiving phone calls from the VAC via its modem.

Once a connection has been made, it will process Activate and Deactivate and Test Tone transactions sent to it. The VAT is not required to accept more than
                                           -----------------------------------
one transaction per call.
-------------------------

Transactions will be received error-free; i.e, the chance of phoneline bit errors converting a valid transaction into a different but valid transaction will, for practical purposes, be zero.

4.4 Transaction processing
    ----------------------

The various transactions will be processed as follows:

4.4.1  Activate transactions
       ---------------------

When a VAT receives an Activate transaction, it will send a single Activate control signal (using the specified activation code), a single Speed-up control signal (using the specified reply code), and a single Antijam Disable control signal to its Mod/PTT, in that order. The Activate and Speed-up signals must be contained in separate message bursts, in the order specified; the Antijam Disable signal may be contained in either burst (as the last signal). These signals will not be repeated.

4.4.2  Deactivate transaction
       ----------------------

When a VAT receives a Deactivate transaction, it will construct a message burst containing a single Deactivate control signal (using the specified activation code), and single Antijam Disable signal, in that order, and send the burst to its Mod/PTT. These signals will not be repeated.

4.4.3  Test Tone transaction
       ---------------------

When a remote device receives a Test Tone transaction, it will tell its Mod/PTT to generate the specified test tone. This test time will not be repeated.

4.4.4  Message burst timing
       --------------------

The remote device will make no effort to broadcast a control signal in a specific "time slot". In general control signals will be broadcast as soon as practical after the VAT has determined and need therefore, but not longer than ______ after receipt of the signal.

4.4.5  Optional logging
       ----------------

Because of video screen is optional, no logging is required of the VAT. The remote device may log time-stamped transactions to the video RAM, which may be viewed if a monitor is attached to the remote device.

                             Attachment II page 1


                            COMPONENT PRICING FOR
                                  CARSEARCH
                       STOLEN VEHICLE RECOVERY NETWORK


Vehicle Activation Computer (VAC)                             $52,242.00

Vehicle Activation Transmitter (VAT)
  First Three                                                 $43,893.00
  Additional                                                  $37,500.00

Vehicle Tracking Computer (VTC)
  First Thirty                                                 $3,845.00
  Additional                                                   $2,583.00

Vehicle Location Unit (VLU)                                      $140.00*

Vehicle Alarm (Alert with Prevent)
  AL-514 with SK Relay & Socket                                   $48.75**
  Door Lock/Unlock Relays and Socket                              $10.50**

LoJack Interface Module (IM)                                      $25.00**

Backup Battery (BB)                                               $12.50*

 * 960 piece minimum
** 500 piece minimum                                   September 3, 1996

Attachment II Page 2

                      [LETTERHEAD OF LOJACK APPEARS HERE]
================================================================================


                     CARSEARCH VEHICLE LOCATION UNIT (VLU)
                       QUANTITY DISCOUNT PRICE SCHEDULE


                  Quantity                        Price (USD)
                  --------                        -----------
                960  -   9,600                     $ 140.00
             10,560  -  15,360                       130.00
             16,320  -  37,440                       122.00
             38,400  -  52,800                       115.00
             53,760  +                               109.00


All purchases are subject to the following conditions:
------------------------------------------------------

     1. All orders must be in quantity increments of 960 which is our standard manufacturing lot size.
     2. Prices are FOB: Seguin, Texas; Denver, Colorado; and/or Dedham, Massachusetts.
     3. Price does not include: freight, duties, insurance, batteries, or any externally conditioned factors.
     4.    Price is based on volume of units shipped in a twelve (12) month
                                             -------
           period to a single CarSearch territory, progressing from the date of first order.
     5. Price is for a VLU model that is certified for use in the United States by the Federal Communication Commission (FCC).
     6. Prices do not include any design changes or additional testing required for certification or use in any countries other than the United States.
     7.    Prices are subject to change without notice.


April 22, 1996

                             Attachment II  Page 3

                             COMPONENT PRICING FOR
                                   CARSEARCH
                        STOLEN VEHICLE RECOVERY NETWORK
                                 SUPPORT ITEMS
                             ---------------------

VAC/VAT Spare Parts Kit                          $8,000.00

VLU and VTC Installation Tool Kit                $1,000.00

Installation Supplies for 1000 VLU & Alarms      $3,000.00

VLU Replacement Antennas (40 min.)                  $12.00

Installation and Test Unit

  First two                                      $1,800.00

  Additional                                     $1,200.00

Tracker Training Units (Kit)

  First two                                        $650.00

  Additional                                       $500.00

                                            April 16, 1996

Attachment III



                              LoJack Corporation

                                 Cost Schedule

--------------------------------------------------------------------------------

Labor:
-----
Chief Executive                                   $150.00/hour (minimum)
Executive Staffing                                 125.00/hour
Project Manager/Engineering Staff                   80.00/hour
Technician/Installer                                45.00/hour
Clerical or Support                                 35.00/hour

Materials and Non-Labor Expenditures:                1.25 X LoJack Cost
------------------------------------

Travel Expenditures:                                 1.15 X LoJack Cost
-------------------

Subcontract Labor:                                   1.25 X LoJack Cost
-----------------



W. R. Duvall

Attachment IV

                             DISCLOSURE AGREEMENT

     AGREEMENT made this     day of    1996, by and between LoJack International
Corporation ("LIC"), a Delaware corporation, with its principal office at 333 Elm Street, Dedham, Massachusetts 02026 U.S.A., LoJack Corporation ("LoJack"), a corporation organized under the laws of the Commonwealth of Massachusetts, with its principal office at 333 Elm Street, Dedham, Massachusetts 02026 USA and S1 Corporation, a Korean corporation having a place of business at 10th floor, East Wing Eun-soek Bldg., 1-30, Yeonji-Dong, Chongro-Ku, Seoul, Korea, referred to (hereinafter "Disclosee").

     WHEREAS, LoJack has developed and is the owner of certain patented, confidential know-how relating to Stolen Vehicle Recovery System and Technology and other information considered confidential or trade secret (the "Proprietary Information"). LoJack has licensed the use of the Proprietary Information to LIC; and

     WHEREAS, LoJack has developed certain products and methods from the Proprietary Information and it is anticipated that additional products, methods and/or improvements will be developed from such Proprietary Information (such developed products, additional products and improvements are herein collectively referred to as (the "Products"); and

     WHEREAS, Disclosee is desirous of the implementation and operation of a
System pursuant to a License Agreement between the parties dated               ,
(the "Agreement").

     NOW, THEREFORE, it is agreed as follows:

1. LIC will disclose to Disclosee Proprietary Information necessary for Disclosee to carry out its obligations under the Agreement.

2. Disclosee will keep the Proprietary Information disclosed by LIC or LoJack either in writing, or by physical sample, or if orally, in confidence and will not make use of such Proprietary Information for any purpose other than for carrying out its obligations under the Agreement pursuant to this Secrecy Agreement. Disclosee will use substantially the same care to maintain the confidentiality of the Proprietary Information as it uses with respect to its own trade secrets, and, in any event, will use its best efforts to:

     (a) restrict disclosure of the Proprietary Information so that it is disclosed only to persons to whom disclosure is required for the purposes contemplated hereby;

     (b) advise such persons of the obligation of confidentiality with respect to such Proprietary Information;

     (c) obtain from such persons, prior to disclosure of the Proprietary Information, confidentiality agreements with respect to the Proprietary Information; and

     (d) limit the number of copies made of any items of the Proprietary Information which are in documentary or other tangible form to that reasonably necessary for the purposes contemplated hereby and to place on each copy a legend as to confidentiality, provide that such legend has been applied to the original or original copy by LIC or LoJack.

3. Notwithstanding anything to the contrary contained herein, there shall be no restrictions on disclosure with respect to:

     (a) information or data which at the time of furnishing was in the public domain or which after such furnishing becomes part of the public domain other than by Disclosee's own action;

     (b) information or data which at the time of furnishing hereunder was already in Disclosee's possession and was not previously acquired, in confidence, from LIC or LoJack;

     (c) information or data independently developed by Disclosee at any time, or lawfully acquired after the date of this Secrecy Agreement from a third party, except through a violation of confidence by such third party which is known to Disclosee;

     (d) information or data of which LoJack expressly consents to the disclosure; or

     (e) information or data which LoJack publicly discloses.

4. Disclosee will afford to representatives of LIC or LoJack: (a) access to any and all raw data, original records, and summary reports, created pursuant to the purposes contemplated hereby and (b) access to LIC or LoJack representatives during normal business hours.

5. All notices required or permitted under this Secrecy Agreement shall be deemed sufficiently given if in writing and mailed by registered or certified mail addressed to the party to be notified at the address hereinabove set forth for such party, or to such other address as such party may hereafter request by notice given in accordance with this paragraph.

6. Neither party shall assign its rights, or delegate its obligations, under the Secrecy Agreement with the prior written consent of the other.

8. This Secrecy Agreement contains a complete statement of the understanding between the parties with respect to its subject matter. It may not be changed except by an instrument in writing signed by both parties.

9. This Secrecy Agreement shall be in all respects governed by the laws of the Commonwealth of Massachusetts.

10. This Secrecy Agreement shall come into full force and effect when signed by Disclosee.

     IN WITNESS WHEREOF, the parties hereto have executed this Secrecy Agreement the date and year first above written.

LoJack International Corporation       LoJack Corporation
333 Elm Street                         333 Elm Street
Dedham, MA 02026                       Dedham, MA 02026


------------------------------         --------------------------
Signature                              Signature

------------------------------         --------------------------
Title                                  Title



------------------------------
Signature of Disclosee

------------------------------
Title

Attachment V

                               PROFORMA INVOICE
                                 Initial Order
                        COMPONENT PRICING FOR CARSEARCH

(1)             Vehicle Activation Computer (VAC)          $   52,242.00 USD

(21)            Vehicle Activation Transmitters (VAT)         806,679.00 USD

(200)           Vehicle Tracking Computers (VTC)              516,600.00 USD

(960)           Vehicle Location Units (VLU)                  134,400.00 USD
                                                              ----------

Total                                                      $1,509,921.00 USD

                             F.O.B.  Dedham, Massachusetts
                                     Sequin, Texas
                                     Denver, Colorado